Exhibit 99.2

CASCADE CORPORATION, #11069429

Second Quarter Fiscal 2007 Earnings Conference

September 7, 2006, 2:00 p.m. PT

Chairperson: Robert Warren

Operator                                                                                                 Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation second quarter fiscal year 2007 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by zero. As a reminder, this conference is being recorded on Thursday, September 7, 2006.

I would now like to turn the conference over to Robert Warren, President and Chief Executive Officer of Cascade Corporation. Please go ahead, sir.

R. Warren                                                                                          Thank you. Good afternoon everyone and welcome to today’s call. Andy Anderson, our CFO; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts and to a lesser degree, construction vehicles such as tool carriers and skid steer loaders. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through the retail dealers. The remainder are sold directly to global manufacturers, names as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand and Nissan. We have about 1,900 employees operating in 25 facilities worldwide at this time. The end users of our products represent nearly every industry that uses lift trucks in their material handling and distribution function.

Andy will now give you an overview of the second quarter.

A. Anderson                                                                          Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect our business in compliance with Regulation FD. During the course of this call, we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of our anticipated revenue, earnings and cash flows are dependent on a number of factors that affect our operating results and could cause our actual future results to differ materially.

Factors include but are not limited to general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost reduction initiatives, risks of doing business internationally and the cyclical nature of the materials handling industry. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2007 we are actually referring to the year ended January 31, 2007. We just completed the second quarter of fiscal 2007.

I would like to once again mention that we are now segmenting our financial results and related comments into 4 geographic operating segments: North America, Europe, Asia Pacific excluding China, and China. Prior to our most recently completed year end, China’s results had been included in the Asia Pacific segment.

I would like to make you all aware that we filed an 8K this past quarter which presented our fiscal 2005 and 2006 operating results by quarter for each of the 4 segments.

In reviewing our second quarter results, net income was $11.9 or $0.91 per diluted share compared to $10.8 million or $0.84 per diluted share for the second quarter of fiscal 2006. This represents an 11% increase in net income due to higher levels of profitability in both North America and China.

Consolidated net sales were $119.4 million in the second quarter, an increase of 4% compared to net sales of $115 million in the second quarter of fiscal 2006. Adjusting for the impact of currency changes, net sales increased approximately 2%.

Gross margin for the second quarter was 32%, the same as a year ago. Margins in both North America and China were up slightly from the prior year. Margins in Europe and the Asia Pacific decreased due primarily to higher material costs and pricing pressure in certain markets and product segments. At this time we have no indication that our consolidated gross margin will change significantly over the next several quarters.

Consolidated SG&A expenses were $19.9 million in the second quarter which represents a 5% increase over the prior year. Currency changes made up 3% of this increase. The remaining 2% increase is due primarily to higher share based compensation costs and general cost increases. We adopted a new accounting standard for share based compensation in the second quarter of the prior year.

On a consolidated level, our share based compensation costs were $951,000 in the second quarter of the current year as compared to $597,000 in the prior year. We estimate this cost to be in the range of $1.0 million per quarter for the remainder of the current year. Overall, we have no indication that SG&A expenses will change significantly over the next several quarters.

Our effective tax rate of 35% was up from the prior year rate of 34%. This slightly higher rate reflects additional valuation allowances for pretax losses in The Netherlands and Germany.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were up 7% over the prior year with only 1% related to currency changes. These results reflected change in product mix and the impact of price increases put in place in fiscal 2006. Our gross margin in North America was 40%, up 1% over the prior year second quarter. This is the result of our focus on improving operating efficiencies and price increases implemented in fiscal 2006 to cover rising material costs.

SG&A costs in North America increase approximately 6% over the second quarter of fiscal 2006 primarily due to higher share based compensation costs and general cost increases.

Turning to Europe, net sales for the second quarter were down 7% after excluding the effects of currency changes. This is a continuing trend from the first quarter. While some of this decline is a result a loss in market share for certain products, based on recent orders it appears that the decline may also reflect the timing of certain major account orders. We are taking steps to increase market share through the expansion of our existing sales staff and realignment of existing resources to provide more focus on growth areas and major markets.

As an example, while it only represents 10% of the total European market, growth in the lift truck market in Eastern Europe and the Middle East has exceeded 40% for the first half of this year compared to the prior year. We expect this growth to continue in the foreseeable future and have expanded the sales resources in these regions to capture market share.

Gross margins in Europe were 18% in the second quarter compared to 19% in the prior year. While we have implemented price increases in most markets, we have generally not been able to fully recover the increases we have experienced in material costs. The entire increase in SG&A costs in Europe was due to currency change.

Our European business continues to be highly competitive. We are pursuing a number of significant structural and strategic remedies in Europe. We do want to again emphasize that we are firmly committed to the European market and maintaining our competitive position globally.

Now turning to the Asia Pacific region which primarily includes our operations in Japan, Korea and Australia, sales in the region increased 2% over the second quarter of fiscal 2006. This increase is due to generally strong economic conditions throughout the region and strong sales growth in Korea and Japan. Gross margins of 24% in the second quarter were down from 29% in the prior year. The decrease is the result of higher material costs which we were unable to pass on to customers in the region. To some degree the change in gross margin is also the result of increased sales of lower margin OEM products.

SG&A in the Asia Pacific region excluding currency changes was up 10% in the second quarter compared with the second quarter of fiscal 2006. The increase was due to higher employee costs, primarily for management positions to support corporate initiatives.

In China, our net sales increased 26% in the second quarter compared to the prior year. Currency changes accounted for 3% of the increase. Our performance in China reflects the extremely strong Chinese lift truck market. For the classes of lift trucks that we serve, the Chinese market is now virtually the same size as the Japanese market.

Gross margins of 41% were up 1% over the prior year. To date, increases in materials and other costs have been offset by additional gross profit from higher sales volumes. Although the Chinese market is becoming increasingly competitive, during the past 6 months we have seen a positive trend in margins for certain attachment products.

SG&A in China increased 4% in the second quarter with 3% due to currency changes. The remaining increase is due to added resources to support our China expansion activities. On a go forward basis, we expect expenses to remain at approximately these levels.

Turning to the balance sheet, our cash and marketable securities were approximately $66.0 million as of July 31, 2006 compared to $58.0 million as of January 31, 2006. In a few moments Bob will address our plans for our current cash and future free cash flow.

Debt, including long term debt and notes payable to banks, was essentially unchanged from $30 million at January 31, 2006. Capital expenditures were $3 million and depreciation expense was $3.4 million in the second quarter. We anticipate capital expenditures to total approximately $17.0 million for the second half of fiscal 2007. This higher spending level reflects the current expansion programs now underway in our Xiamen and Hebei, China facility.

Last month there was an erroneous press report from an unknown source that we had received a payment for our environmental litigation. As we noted in the first quarter call, we did receive a favorable ruling from the Oregon Court of Appeals. The insurance company has asked the Oregon Supreme Court to review the ruling. We have no indication of the ultimate timing regarding the final resolution of the matter.

Now I will turn it back over to Bob for a discussion of the lift truck industry data and some other general comments.

R. Warren                                                                                          Thank you, Andy.

As we have mentioned in the past, the data available for the lift truck industry is the only direct economical or industrial indicator we have available for markets we serve. While the data does not correlate exactly with our business levels, it does give us some indication of short term future trends.

North American lift truck shipments decreased 4% during the second quarter of fiscal 2007 compared to the prior year. Based on the most recent data, we remain optimistic that the North American lift truck market will continue at its existing level through the third quarter of fiscal 2007.

Lift truck shipments in the European market were up 10% in the second quarter compared to the prior year. Shipments in Western Europe were up 6% and shipments in Eastern Europe were up 39% over the prior year. We believe the overall European lift truck market growth rate in the third quarter will be more modest and closer to the prior year’s growth rate of 5%.

Lift truck shipments in the Asia Pacific region, excluding China, were up 6% in the second quarter compared to the prior year. We expect to see growth in this region at a comparable rate in the third quarter.

China’s lift truck market was up 42% in the second quarter compare to last year. While we expect the lift truck market to continue to grow at a robust level, we do not believe the current percentage growth rates are sustainable.

On a consolidated level we remain optimistic about the sales for the next quarter due to the strength globally of all lift truck markets.

I would now like to comment on a number of important plans and developments. Earlier this week, our Board of Directors authorized management to proceed over the next 2 years with a plan to repurchase up to $80 million worth of Cascade common stock.

We are also negotiating an increase in our existing credit facilities from $25 million U.S. to $125 million U.S. While we may use this credit facility on a short term basis to fund the share repurchase program, it will also be available to support our entry and expansion into the construction attachment industry.

In a prior conference call, I had noted that we had identified attachments for construction vehicles as one market we were considering as a platform for future growth. We will be moving forward on this strategy in the coming months.

We have been discussing for several quarters our expansion plans in China. We are continuing to move forward with these plans at a rapid pace. The first phase of this expansion, which includes new equipment and production processes at our attachment facility in Xiamen, is expected to be in place by the end of fiscal 2007.

Expansion of our fork production capacity through the addition of a new facility in Xiamen and an expansion of our existing factory in Hebei are expected to come on line in fiscal 2008. This additional production capacity will provide us with substantially more flexibility in sourcing products and components from China for the Asia Pacific, European and North American markets.

As a point of interest on the competitive front, Bolzoni, our largest European and worldwide competitor, has announced plans to acquire one of the smaller European attachment companies. Bolzoni has also announced plans to enter the fork business. We are watching these developments very closely and we’ll be responding with several new initiatives.

For those of you who have worked with us in the past, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator                                                                                                 Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Our first question comes from Joe Giamichael with Rodman & Renshaw. Please go ahead.

J. Giamichael                                                                            Good afternoon, gentlemen.

Management                                                                          Good afternoon, Joe.

J. Giamichael                                                                            Congratulations on the quarter.

R. Warren                                                                                          Thank you very much.

J. Giamichael                                                                            You talked about the cap ex you’ve done in China and a lot of it’s been to ramp your production capacity. What’s the timeframe there until you believe China becomes a net exporter?

R. Warren                                                                                          Net exporter, that’s a good one. I have not actually looked at ... I guess we’d have to look at how much we still bring in componentry and raw materials from some of our sources. For instance, we buy steel bar for certain of our clients out of Germany and that comes to all of our facilities in Europe, North America and China. We export out of the U.S. and I’m not sure of that total figure of a foreign currency purchase for the Chinese operations.

T. Cathey                                                                                            We do intend next year to begin importing componentry from China.

R. Warren                                                                                          For instance we have set up a Chinese sourcing office in Xiamen that’s going to be doing sourcing of componentry for all of our facilities worldwide. We were bringing in a bar for our fork production which we are re-sourcing to a Chinese source. There’s going to be a lot of moving components. I would say you’re going to see China become more and more of an exporter for Cascade product into our Asian Pacific markets particularly and into our other 2 markets on specific products.

A. Anderson                                                                          I think, Joe, if you remember a couple others, even in this one. When the Xiamen fork plant comes on line in the first quarter of next year, all of that production will begin going offshore, out of China. Probably within 2 or 3 quarters presuming we’re successful, net/net we would be a net exporter at that point, that the Xiamen fork plant will turn us into a net exporter. We hope it’s sooner than later, but it will be sometime next year.

J. Giamichael                                                                            Got it. Okay, that’s a pretty simplistic answer to the question. Can you just speak more broadly what you’re seeing globally in terms of your trends in steel prices and you mentioned some problems passing them through.

R. Warren                                                                                          We still see a lot of fluctuation in steel prices, almost month to month. We had really only difficultly in passing through steel increases in the past few years in our European market given the competitive nature of all of our (I was reading a note from Terry and ...)

T. Cathey                                                                                            Regional differences.

R. Warren                                                                                          Yeah. I would say we have very much a difference and in Asia and North America we were able to recapture with price increases but more particularly, with a lot of our cost reduction initiatives and the increased volume absorption of our overhead, we were really able to capture all of our material increases. In Europe that just hasn’t proven to be true both from the competitive nature and some of our own efficiency issues that we are dealing with.

J. Giamichael                                                                            Got it. And you’d mentioned that Bolzoni had done an acquisition.

R. Warren                                                                                          Not done. We’ve only seen in his IPO that he “intends” to do an acquisition of a small, European competitor. That was the only statement officially we’ve heard.

J. Giamichael                                                                            You believe it’s on the attachment side?

R. Warren                                                                                          We do. I think he actually stated, wasn’t it, Andy, that he stated it was attachments.

A. Anderson                                                                          Yes.

R. Warren                                                                                          And given the size, we think there are very few choices.

J. Giamichael                                                                            Okay, and just one last question and then I’ll get out of the way. The $80 million for the share repurchase. Have you been actively involved in the market prior to the call or is this something new that going forward we can…

R. Warren                                                                                          This is brand new. They only authorized this on Tuesday. We’re going to do an SEC compliant program so we are getting our instructions into the broker who’s going to be executing this for us on a regular daily basis.

J. Giamichael                                                                            Okay, got it. Congratulations again on the quarter and I’ll get back in the queue.

Management                                                                          Thanks, Joe.

Operator                                                                                                 Our next question with come from Arnie Ursaner with CJS Securities. Please go ahead.

A. Ursaner                                                                                      Hi, good afternoon. Two questions related to Europe. In the body of your prepared remarks you indicated that Eastern Europe and the Middle East had shown very strong growth. Can you quantify the growth in that? I know you gave it to us in order trends or industry shipments, but what are you seeing in Eastern Europe and the Middle East and how much of a decline are you seeing in the balance of Europe?

R. Warren                                                                                          Let me repeat because it was a little light, Arnie. As I understood, you were interested to know what we believe the trend in Eastern Europe will be and is the Middle East enjoying some of that increase or how much has been disrupted. I wasn’t sure.

A. Ursaner                                                                                      Eastern Europe and the Middle East in your prepared remarks you indicated have shown very strong growth in the first half of fiscal 2007. Can you quantify that?

R. Warren                                                                                          That still represents a much smaller number. Let’s say the total trucks right now is about 9,000 and that’s all of the Eastern European plus Russia. Turkey has shown a very strong increase. They’ve all compositely grown over last year’s number 40%. That’s still a small percentage of the total European composite number.

A. Ursaner                                                                                      Again, in your prepared remarks and also in your comments you indicated the decrease in sales was attributed to some loss of potential market share but then you also indicated that based on a recent order or order trend, that may have been timing.

R. Warren                                                                                          Remember, we have to try to extrapolate what market share is. There are no public or current numbers that come to us from the private competitors. Bolzoni now as a public competitor does release its numbers. We do believe that some of our issues that we’ve been dealing with and the change of management and the change of production sites, we closed a Dutch factory, moved it to Italy. There were a lot of moving parts. We are putting in a lot of our new operating system and some of our new factory in Italy, Sarbanes-Oxley being implemented.

There were a lot of moving parts that I think hurt our efficiency there. I do believe we lost some market share in that process, particularly in Germany. I think we’re remedying that more. We’ve seen some orders just recently that were major account orders that made us think that possibly some of the second quarter softness was just due to timing on some of these large orders.

A. Ursaner                                                                                      Well that’s where I was going. To the extent you had gotten that order in the quarter, would you have seen dramatically ... would that alone have been enough to perhaps offset some of the weakness?

R. Warren                                                                                          It was more a trend because there’s still ... we’re being only told there’s still more coming potentially to us this quarter and it made us think maybe there were some timing issues for the whole industry based on some major account shipments, major account orders, not just for us but for all of our competitors in Europe as well. So it’s hard for us to tell what the competitors had as an industry, did they see the same softness we did.

I do believe if you look over last year to this year there was market share loss though.

T. Cathey                                                                                            Not a single order that we’re going to.

R. Warren                                                                                          Yes. There are a number of them and we’re thinking maybe we’re not the only one that saw this delay.

A. Ursaner                                                                                      My final question relates to obviously the share repurchase authorization for you. You’ve been a public company for quite a while. I think this is your first major repurchase initiative. Can you perhaps share a little bit of the thinking on what has changed in your view and why now, if you would?

R. Warren                                                                                          This will probably be the third time the company’s gone into a repurchase program. It was I think back in the late ‘70s that there was disinterest in the market and the shares and they bought back a lot of shares and the market took off and they actually then went into a period where they split shares to create more shares outstanding. We bought back shares in .... that would have been approximately in the 2001 period. We bought back about 320,000 shares of a 500,000 share authorization.

This period is really based on what many of you on the conference calls have been asking us what we’re going to do with our cash flow that we have. The cash we’re building on our balance sheet and right now at 5.5 turns of EBITDA which is what the evaluation in the market is, we believe we’re a good price.

R. Warren                                                                                          A good investment of some of that cash we’re not going to use in our strategic initiatives. It’s an investment for our remaining shareholders.

A. Ursaner                                                                                      Okay. Thank you very much.

Operator                                                                                                 Thank you. Our next question comes from Alan Robinson with RBC Dain Rauscher. Please go ahead.

A. Robinson                                                                            Good afternoon, gentlemen, and congratulations on a good quarter in a difficult market.

R. Warren                                                                                          Thank you very much.

A. Robinson                                                                            I’d like to ask a little bit more about the share repurchase program and also the extension of the credit line. It looks like the amount of cash flow that you’re generating is quite adequate to fund the share repurchase program over a 2 year period. So given that, can we assume that the increase in the line of credit from $25 million to $125 million that you purpose, is that indicative of the size of the acquisition or the move into the construction attachment market that we can expect?

R. Warren                                                                                          I think you definitely could construe that. It’s over a period of time and that’s what our current plan is for our total investment in that sector. We’re not talking about any one acquisition.

A. Robinson                                                                            And presumably it’ll be a combination of acquisitions in terms of manufacturing capability and also distribution channels. Is that fair? Would you be able to give more color along those lines?

R. Warren                                                                                          Not distribution channels per se because the distribution in that business is very similar to ours. They work through original equipment distributors. As we’ve mentioned, that business is pretty much one-off, very small unit quantities. They’re highly varied products.

What we would probably be doing is expanding some of our marketing effort to that distribution channel which is slightly different than our lift truck distribution channel inasmuch as a Caterpillar dealer might actually have a lift truck division as well as he has a construction equipment division but they’re not the same sales force, they’re not the same building.

A. Robinson                                                                            Okay, understood. So the implication is that a portion of this extra cash would go to fund internal organic growth?

R. Warren                                                                                          Absolutely.

A. Robinson                                                                            Alright, good. Now you mentioned in the press release that you had some market share slippage in Europe but by the look of the lift truck market in the Americas and your increase in revenue, it looked like you may have gained some market share in the America’s market. Is that fair?

R. Warren                                                                                          I would say maybe a little bit. We’ve been doing more and more work on applications. We’ve often felt that as we have opportunity to look at smaller and smaller applications we’ve been trying to apply attachments to, we’ve been successful and basically mining more business out of the existing lift truck business.

A. Robinson                                                                            Thank you. Finally, were there any instances as far as you can discern where the rise in your average selling prices for attachments exceeded the rise in material costs? I’m trying to get an idea of whether there’s any element of pricing power here.

R. Warren                                                                                          We’ve looked over the last number of years. I would say that our price increases over the last 10 years have matched the inflation rates almost exactly. That’s not to say ... in North America we have some very long term and important relationships that are single source to us. We have a great deal of responsibility and being responsible how we price those. That’s not to say we don’t have the power, it’s not whether we could, it’s whether we should. We believe we make a good return from the markets we have those kinds of market leadership positions in and that there are certain limits you wouldn’t want to go beyond to create pricing umbrellas for your competition.

A. Robinson                                                                            Okay, that’s good insight. Finally, you mentioned Eastern Europe and the Middle East as possible areas for expansion. Did you feel that you have a competitive advantage over the other vendors there either in terms of sales channels or products?

R. Warren                                                                                          I would say in product, no. I would have to say the European competitors have very good product. We all have unique features we would promote to our marketing channel but our competitive advantage we’d like to be doing a more efficient job of bringing the competitive advantage that we have used very effectively here in North America which is very quick response, highly responsive to our customers through our manufacturing process that none of the others actually use in Europe. So if we could just get it to work the way we do here, we believe we’ll be offering a very competitive advantage and value package to our customers.

A. Robinson                                                                            Very good. Thank you.

R. Warren                                                                                          Thank you.

Operator                                                                                                 Thank you. Our next question comes from Frank Magdlen with the Robins Group. Please go ahead.

F. Magdlen                                                                                   Good afternoon and congratulations on another nice quarter.

R. Warren                                                                                          Thanks, Frank.

F. Magdlen                                                                                   A couple questions. On the improvement in the margin, was it more because of a change in the product mix?

R. Warren                                                                                          That has a lot to do with it. There were some OEM issues because you saw there was a drop in the second quarter of 4% compared to last year. There was a drop in some of the OEM product but there was an up swing in North American product mix of some attachments that have replaced it and that was at higher margin. There’s so many moving parts to that in all of the global markets, the 4 global markets we now segment, it’s hard to say if it’s any one specific thing.

Some of it had to do with an annualized full year of price listing that we didn’t have last year. There was a level of engineered product too that we have that’s special for each application. It’s actually more of an expanded business than it was before. So that helps the product mix because that’s higher margin product.

F. Magdlen                                                                                   Alright. Are you making any changes in your estimated market share of say 80% North America and 75% China and ...?

R. Warren                                                                                          Frank, that would be an order of specificity that we really don’t have.

F. Magdlen                                                                                   Okay, well that’s fine.

R. Warren                                                                                          We back into a number that we say approximately 80% in North America. For us to say we might have 82, if anybody challenged us and said how do you know that.

A. Anderson                                                                          We’d be misleading you on that one.

F. Magdlen                                                                                   We wouldn’t expect that.

R. Warren                                                                                          Thank you.

F. Magdlen                                                                                   Two other questions. Should we expect any change in the seasonal pattern going into the second half of the year? I say that because you mentioned maybe some delayed purchases coming from some OEMs in Europe but generally ...?

R. Warren                                                                                          Frank, that wasn’t a pattern we anticipated or I guess it wouldn’t have surprised us so much this month to see those come in. I really think you don’t see a great deal of seasonality in our consolidated numbers but if there is any individual market, it’s pretty much washed out. You get a difference in working days for our company in the fourth quarter. And we get hit pretty hard in December because of our shutdowns, at least in North America and Europe between Christmas and New Year.

F. Magdlen                                                                                   Anything special in China coming up then for shutdown of New Year’s?

R. Warren                                                                                          No, we’re going to see new production come on line. We actually expect to see those numbers start getting bigger. We’re certainly anticipating that with our capital expenditure.

F. Magdlen                                                                                   Okay. Then with your planned acquisitions, whatever it’s going to be, would you do a dilutive acquisition?

R. Warren                                                                                          I think you’ll see that any acquisition we’ll make will be self-funding and accretive.

F. Magdlen                                                                                   Alright. Should we expect similar margins both operating and say net margins from an acquisition?

A. Anderson                                                                          Operating certainly.

R. Warren                                                                                          That’s before interest, Andy. My guess is we would use debt on those acquisitions to have them self-fund.

A. Anderson                                                                          In one sense, Frank, at least based on the last quarter or two, when you say would it be dilutive, I would say on a pure enterprise value to EBITDA ratio, if we could find a company that was operating as efficiently as we are for 5.2 times EBITDA, we would grab it. I would say we probably will, just so you know, pay a little more than 5.2 times EBITDA but they will definitely be healthy and generating cash and earnings.

F. Magdlen                                                                                   Alright and then your fully diluted share count’s down a bit. Is that just because of the timing of options and pricing?

A. Anderson                                                                          It’s not so much timing as the share value goes down, at least Treasury method, the net value of the option pool goes down and therefore you don’t have to dilute as much to compensate for that pool.

F. Magdlen                                                                                   Alright. Thanks a lot, gentlemen.

R. Warren                                                                                          Thanks, Frank.

Operator                                                                                                 Our next question with come from JB Groh with DA Davidson. Please go ahead.

JB Groh                                                                                                      Can you hear me okay? I’m at an airport.

R. Warren                                                                                          We can hear you fine.

JB Groh                                                                                                      Good. Fortunately, most of my questions have been answered so I won’t take too long with the background noise. On the buyback, is that purely incremental or have you scaled back any expansion plans or have you scaled back size of an acquisition that you would do to fund that or is that purely incremental?

R. Warren                                                                                          He’s talking about is the size of the buy back incremental to, was that somehow influenced by a scaling back of our acquisition program and I would say they’re totally unrelated. I think we’re able to ... we looked at both plans at the Board level and we are able to do those even in our cyclical market that we work in and one isn’t being limited by the other.

JB Groh                                                                                                      Okay. Good. That’s what I suspected. And then playing off Frank’s question, just getting a little more clarity. You said less working days in December so there’d be a similar sequential change Q3 to Q4 as you probably saw last year, I would guess.

R. Warren                                                                                          I would say you’d get a very good indication from last year.

JB Groh                                                                                                      Okay, good. Last question. Andy, I think you mentioned that the gross margin at the current level is sustainable. Did I hear you correctly on that?

A. Anderson                                                                          The technical statement we made is we see nothing now that would materially change it.

JB Groh                                                                                                      And the driver there, just a little bit of an improvement in Europe or what’s causing that?

A. Anderson                                                                          Our gross margin? The driver is North America and China.

JB Groh                                                                                                      Better pricing and then growth in China?

A. Anderson                                                                          A number of things in North America. As Bob mentioned, there’s quite a few moving parts to it but the product mix has shifted a little bit up on the higher value products and we’re talking pretty minor shifts but up on the higher value products. A little lower on the OEM, the lower margin OEM products. Our operating people are just continuing to drive improvements in both purchasing and efficiency to overcome the material cost that we’ve seen and have been very successful at that and are even taking more aggressive initiatives now. Terry is opening a corporate wide purchasing office in China and our Chinese operations have been able to hold and in fact improve their operating margins overall a little bit through the same sorts of focus. Our corporate people are working very closely with our Chinese operating people to continue to improve those margins.

That is a very long answer to say it’s North America and China that are really impacting that gross margin.

JB Groh                                                                                                      Great. Thanks for your time and congratulations on the numbers.

A. Anderson                                                                          Thanks, JB.

Operator                                                                                                 Our next question is a follow up from Frank Magdlen. Please go ahead.

F. Magdlen                                                                                   Bob, on the capital expenditures in China, what kind of revenue will you be able to generate when you get finished, not saying you’ll operate it at 85-90% of capacity but what should we expect? What would you be capable of doing?

R. Warren                                                                                          Frank, I guess we’ll repeat this. We don’t make forward-looking projects.

F. Magdlen                                                                                   No, I’m not asking about that. I’m asking what’s the capacity to generate product. In other words you’re spending $17 million additional.

R. Warren                                                                                          You’ve put us into a corner. We’re now looking at each other how much we can ... Let’s take the new fork plant in Xiamen. Have we ever talked about what the production capability of forks is out of that? The question is we could if we wanted. I don’t think that’s a forecast.

A. Anderson                                                                          Let me answer this pretty obliquely, Frank. If you look at our revenue to total assets, it’s about one to one (1:1) and I would suspect our revenue to fixed assets is higher than that. We’re going to be giving away some information that competitively I don’t think we want to do at this moment. But if you look at our total capital investment in there, in the Chinese market and apply some ratios, you can get to a relatively good order of magnitude.

Sorry to be so oblique but there’s some competitive issues there that we choose not to expose.

F. Magdlen                                                                                   That’s quite alright. How about a little indication around the globe or where you are as a percent of capacity utilization.

R. Warren                                                                                          Wow. Frank, I guess you’d have to go to our operating philosophy that we’ve been working with now for 20 years. We really are very uncomfortable in the way we operate to get beyond 80% of utilization. We like to have plenty of response capability for our customers. That’s part of our value package and we, as you know, satisfy our customer needs in most of the markets we serve in 2 to 3 weeks which means if we get upwards of 80-85% utilization, we start losing that response capability and usually we’ll start to replace it.

We’ve often found that it isn’t brick and mortar. A lot of times, let’s take in this facility. I keep seeing them redesign the process through automation, computerization, layout and design philosophy of the continuous flow process where it’s not square footage you’re expanding, you’re just upping the through put and the total cycle time. Lowering the total cycle time and upping the throughput. Sorry.

F. Magdlen                                                                                   That’s okay. How about fork capacity? Is that running pretty tight?

R. Warren                                                                                          As you know, a year and a half ago with the upswing in the North American market, we almost got caught flatfooted by a huge increase in the demand for forks. We had already initiated a line expansion of our North American production and we were able to hold all of our customer base but just barely. We were working 24/7. We’ve been able to move back from that total utilization of our capacity to a much more comfortable level.

F. Magdlen                                                                                   Thank you.

Management                                                                          Thank you, Frank.

Operator                                                                                                 Mr. Warren, I’m showing no further questions at this time. If you have any concluding remarks, please feel free to make those at this time.

R. Warren                                                                                          Thanks. Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance to you.

Operator                                                                                                 Thank you. Ladies and gentlemen, this concludes the Cascade Corporation second quarter earnings conference call. If you would like to listen to the replay of today’s conference, you may dial 1-800-405-2236 and enter the access number 11069428 pound in North America. International callers please dial 303-590-3000.

Thank you for participating. You may now disconnect and please have a pleasant day.